EXHIBIT 99.1

ORION GROUP HOLDINGS REPORTS

FOURTH QUARTER AND FULL YEAR 2023 RESULTS

HOUSTON – February 28, 2024 – Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported its financial results for the fourth quarter and full year ended December 31, 2023.

Highlights for the quarter ended December 31, 2023:

●Contract revenues of $201.6 million
●GAAP net loss was $4.4 million or $0.13 per diluted share
●Adjusted net income was $2.6 million or $0.08 per diluted share
●Adjusted EBITDA was $14.8 million
●Backlog and contracts awarded subsequent to quarter end totaled $883 million

Highlights for the year ended December 31, 2023:

●Contract revenues of $711.8 million
●GAAP net loss was $17.9 million or $0.55 per diluted share
●Adjusted net loss was $11.4 million or $0.35 per diluted share
●Adjusted EBITDA was $23.8 million

See definitions and reconciliation of non-GAAP measures elsewhere in this release.

Management Commentary

“We are pleased that our fourth-quarter results demonstrated progress against our strategic plan to deliver profitable growth. Fourth-quarter 2023 adjusted EBITDA was $14.8 million or a 7.3% adjusted EBITDA margin--a significant year-over-year improvement from fourth quarter 2022 adjusted EBITDA of $3.2 million or an adjusted EBITDA margin of 1.6%,” said Travis Boone, CEO of Orion Group Holdings.

“While our 2023 financial performance improved over the prior year, I think we are in the early stages of what our team can deliver going forward. What we accomplished in 2023 has transformed Orion into a more focused, more competitive and more driven company. In a short time, we implemented a disciplined project bidding and delivery strategy; attracted high-caliber business development executives; invested in systems, training and tools; secured a three-year, $103 million credit facility; and closed over $25 million in equipment and real estate sale-leaseback transactions. With these critical building blocks in place, we are prepared to take advantage of our industry tailwinds.”

“In 2024, we expect our financial performance to continue to improve relative to 2023. Given the positive changes we have implemented, the improving market outlook, the quality of our current backlog and the volume of opportunities in our pipeline, we are confident that 2025 will be even stronger than 2024,” concluded Boone.

Fourth Quarter 2023 Results

Contract revenues of $201.6 million increased 2.8% from $196.2 million in the fourth quarter last year, primarily due to an increase in marine segment revenue related to the Pearl Harbor, Hawaii drydock project, partially offset by a decrease in concrete segment revenue reflecting the planned wind down of the Company’s Central Texas concrete operations.

Gross profit increased to $23.0 million or 11.4% of revenue, up from $10.2 million or 5.2% of revenue in the fourth quarter of 2022. The increase in gross profit dollars and margin was primarily driven by margin improvements in both segments stemming from higher quality projects and improved execution, partially offset by lower margin and mix of dredging revenue.

Selling, general and administrative (“SG&A”) expenses were $17.2 million, up from $13.7 million in the fourth quarter of 2022. As a percentage of total contract revenues, SG&A expenses increased to 8.5% from 7.0%. The increase in SG&A dollars and percentage reflected an increase in IT and business development spending and higher legal costs related to pursuing project-related claims.

Net loss for the fourth quarter was $4.4 million or $0.13 per diluted share compared to net loss of $4.9 million or $0.15 per diluted share in the fourth quarter of 2022.

Fourth quarter 2023 net income included $7.0 million ($0.21 diluted income per share) of non-recurring items. Fourth quarter 2023 adjusted net income was $2.6 million ($0.08 diluted income per share).

EBITDA for the fourth quarter of 2023 was $6.5 million, representing a 3.2% EBITDA margin, as compared to EBITDA of $2.2 million, or a 1.1% EBITDA margin in the fourth quarter last year. Adjusted for non-recurring items, EBITDA for the fourth quarter of 2023 increased to $14.8 million, representing a 7.3% adjusted EBITDA margin, as compared to adjusted EBITDA for the fourth quarter of 2022 of $3.2 million, representing a 1.6% adjusted EBITDA margin.

Backlog

Total backlog at December 31, 2023 was $762.2 million, compared to $877.5 million at September 30, 2023 and $448.8 million at December 31, 2022. Backlog for the Marine segment was $602.5 million, compared to $699.9 million at September 30, 2023 and $216.7 million at December 31, 2022. Backlog for the Concrete segment was $159.7 million, compared to $177.6 million at September 30, 2023 and $232.1 million at December 31, 2022. In addition, the Company has been awarded $121 million in new project work subsequent to the fourth quarter that is not included in backlog at the end of the quarter.

Balance Sheet Update

As of December 31, 2023, current assets were $271.8 million, including unrestricted cash and cash equivalents of $30.9 million. Total debt outstanding as of December 31, 2023 was $37.2 million. At the end of the quarter, the Company had no outstanding borrowings under its revolving credit facility. On December 1, 2023, the Company and White Oak amended the Company’s credit facility to extend the maturity date for the $15.0 million pre-payment. On February 27, 2024, the Company and White Oak further amended the Company’s credit facility to lower the interest rate on its $65 million revolver by 50 basis points and its $38 million term loan by 100 basis points.

Asset Sales

The Company entered into a contract for the sale of its East West Jones properties in Harris County, Texas.  The purchase price is $34 million and the transaction is expected to close in the second quarter of 2024. The Company expects to use the proceeds to reduce debt and for general corporate purposes.

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the fourth quarter and full year 2023 at 9:00 a.m. Eastern Time/8:00 a.m. Central Time on Thursday, February 29, 2024. To participate, please call (844) 481-2994 and ask for the Orion Group Holdings Conference Call. A live audio webcast of the call will also be available on the Investor Relations section of Orion’s website at https://www.oriongroupholdingsinc.com/investor/ and will be archived for replay.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Hawaii, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design and specialty services. Its concrete segment provides turnkey concrete construction services including place and finish, site prep, layout, forming, and rebar placement for large commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas. The Company’s website is located at: https://www.oriongroupholdingsinc.com.

Backlog Definition

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress but are not yet complete. The Company cannot guarantee that the revenue implied by its backlog will be realized, or, if realized, will result in earnings. Backlog can fluctuate from period to period due to the timing and execution of contracts. The typical duration of the Company’s projects ranges from three to nine months on shorter projects to multiple years on larger projects. The Company's backlog at any point in time includes both revenue it expects to realize during the next twelve-month period as well as revenue it expects to realize in future years.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income/loss,” “adjusted earnings/loss per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable GAAP financial information. Investors are urged to consider these non-GAAP measures in addition to and not in substitute for measures prepared in accordance with GAAP.

Adjusted net income/loss and adjusted earnings/loss per share should not be viewed as an equivalent financial measure to net income/loss or earnings/loss per share. Adjusted net income/loss and adjusted earnings/loss per share exclude certain items that management believes impairs a meaningful evaluation of the Company’s financial performance. The Company believes these adjusted financial measures are a useful supplement to earnings/loss calculated in accordance with GAAP because they better inform our common stockholders as to the Company's operational trends and performance relative to other companies. Generally, items excluded are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income/loss before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes impairs a meaningful comparison of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with GAAP, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, of which provisions the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward-looking statements also include project award announcements, estimated project start dates, anticipated revenues, and contract options which may or may not be awarded in the future. Forward-looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints, and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise, except as required by law.

Please refer to the Company's 2022 Annual Report on Form 10-K, filed on March 16, 2023, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Contacts:

Financial Profiles, Inc.

Margaret Boyce 310-622-8247

orn@finprofiles.com

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2023	2022	2023	2022
Contract revenues	201,594	196,195	711,778	748,322
Costs of contract revenues	178,627	186,032	650,115	697,580
Gross profit	22,967	10,163	61,663	50,742
Selling, general and administrative expenses	17,160	13,720	69,431	62,503
Amortization of intangible assets	44	310	427	1,239
Gain on disposal of assets, net	(540)	(409)	(8,455)	(4,970)
Intangible asset impairment loss	6,890	—	6,890	—
Operating loss	(587)	(3,458)	(6,630)	(8,030)
Other (expense) income:
Other income	49	52	641	199
Interest income	13	33	103	104
Interest expense	(3,985)	(1,543)	(11,659)	(4,456)
Other expense, net	(3,923)	(1,458)	(10,915)	(4,153)
Loss before income taxes	(4,510)	(4,916)	(17,545)	(12,183)
Income tax expense	(145)	33	330	429
Net loss	$(4,365)	$(4,949)	$(17,875)	$(12,612)

Basic loss per share	$(0.13)	$(0.15)	$(0.55)	$(0.40)
Diluted loss per share	$(0.13)	$(0.15)	$(0.55)	$(0.40)
Shares used to compute loss per share:
Basic	32,528,213	32,060,822	32,346,992	31,402,328
Diluted	32,528,213	32,060,822	32,346,992	31,402,328

Orion Group Holdings, Inc. and Subsidiaries

Selected Results of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended December 31,
	2023		2022
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$98,275	72.7%	$73,006	75.8%
Private sector	36,888	27.3%	23,310	24.2%
Marine segment total	$135,163	100.0%	$96,316	100.0%
Concrete segment
Public sector	$2,635	4.0%	$7,216	7.2%
Private sector	63,796	96.0%	92,663	92.8%
Concrete segment total	$66,431	100.0%	$99,879	100.0%
Total	$201,594		$196,195

Operating income (loss)
Marine segment	$4,257	3.1%	$234	0.2%
Concrete segment	(4,844)	(7.3)%	(3,692)	(3.7)%
Total	$(587)		$(3,458)

	Twelve months ended December 31,
	2023		2022
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$292,088	73.8%	$237,363	70.0%
Private sector	103,829	26.2%	101,850	30.0%
Marine segment total	$395,917	100.0%	$339,213	100.0%
Concrete segment
Public sector	$20,297	6.4%	$30,284	7.4%
Private sector	295,564	93.6%	378,825	92.6%
Concrete segment total	$315,861	100.0%	$409,109	100.0%
Total	$711,778		$748,322

Operating income (loss)
Marine segment	$3,670	0.9%	$9,787	2.9%
Concrete segment	(10,300)	(3.3)%	(17,817)	(4.4)%
Total	$(6,630)		$(8,030)

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2023	2022	2023	2022
Net loss	$(4,365)	$(4,949)	$(17,875)	$(12,612)
One-time charges and the tax effects:
Net gain on Port Lavaca South Yard property sale	—	—	(5,202)	—
ERP implementation	568	308	1,378	1,867
Severance	683	4	809	948
Intangible asset impairment loss	6,890	—	6,890	—
Professional fees related to management transition	—	—	—	1,118
Tax rate applied to one-time charges (1)	(1,456)	(265)	(642)	(544)
Total one-time charges and the tax effects	6,685	47	3,233	3,389
Federal and state tax valuation allowances	277	1,158	3,238	2,114
Adjusted net income (loss)	$2,597	$(3,744)	$(11,404)	$(7,109)
Adjusted EPS	$0.08	$(0.12)	$(0.35)	$(0.23)

(1)	Items are taxed discretely using the Company's effective tax rate which differs from the Company’s statutory federal rate primarily due to state income taxes and the non-deductibility of other permanent items.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
Net loss	$(4,365)	$(4,949)	$(17,875)	$(12,612)
Income tax (benefit) expense	(145)	33	330	429
Interest expense, net	3,972	1,510	11,556	4,352
Depreciation and amortization	6,996	5,631	23,878	24,057
EBITDA (1)	6,458	2,225	17,889	16,226
Stock-based compensation	209	639	2,042	2,754
Net gain on Port Lavaca South Yard property sale	—	—	(5,202)	—
ERP implementation	568	308	1,378	1,867
Professional fees related to management transition	—	—	—	1,118
Severance	683	4	809	948
Intangible asset impairment loss	6,890	—	6,890	—
Adjusted EBITDA(2)	$14,808	$3,176	$23,806	$22,913
Operating income margin	(0.3)%	(1.8)%	(0.9)%	(1.1)%
Impact of depreciation and amortization	3.5%	2.9%	3.3%	3.2%
Impact of stock-based compensation	0.1%	0.3%	0.3%	0.4%
Impact of net gain on Port Lavaca South Yard property sale	—%	—%	(0.7)%	—%
Impact of ERP implementation	0.3%	0.2%	0.2%	0.3%
Impact of professional fees related to management transition	—%	—%	—%	0.1%
Impact of severance	0.3%	—%	0.1%	0.2%
Impact of intangible asset impairment loss	3.4%	—%	1.0%	—%
Adjusted EBITDA margin(2)	7.3%	1.6%	3.3%	3.1%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, net gain on Port Lavaca South Yard property sale, ERP implementation, professional fees related to management transition, severance and intangible asset impairment loss. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	December 31,		December 31,
	2023	2022	2023	2022
Operating income (loss)	4,257	234	(4,844)	(3,692)
Other income	49	52	—	—
Depreciation and amortization	5,801	3,841	1,195	1,790
EBITDA (1)	10,107	4,127	(3,649)	(1,902)
Stock-based compensation	175	636	34	3
ERP implementation	352	160	216	148
Severance	683	4	—	—
Intangible asset impairment loss	—	—	6,890	—
Adjusted EBITDA(2)	$11,317	$4,927	$3,491	$(1,751)
Operating income margin	3.1%	0.2%	(7.3)%	(3.7)%
Impact of other income	—%	—%	—%	—%
Impact of depreciation and amortization	4.3%	4.0%	1.8%	1.8%
Impact of stock-based compensation	0.1%	0.7%	0.1%	—%
Impact of ERP implementation	0.3%	0.2%	0.3%	0.1%
Impact of severance	0.5%	—%	—%	—%
Impact of intangible asset impairment loss	0.1%	—%	10.4%	—%
Adjusted EBITDA margin (2)	8.4%	5.1%	5.3%	(1.8)%

	Marine		Concrete
	Year ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
Operating income (loss)	3,670	9,787	(10,300)	(17,817)
Other income	641	199	—	—
Depreciation and amortization	18,219	16,592	5,659	7,465
EBITDA (1)	22,530	26,578	(4,641)	(10,352)
Stock-based compensation	1,958	2,671	84	83
Net gain on Port Lavaca South Yard property sale	(5,202)	—	—	—
ERP implementation	766	846	612	1,021
Professional fees related to management transition	—	494	—	624
Severance	721	948	88	—
Intangible asset impairment loss	—	—	6,890	—
Adjusted EBITDA(2)	$20,773	$31,537	$3,033	$(8,624)
Operating income margin	0.8%	2.9%	(3.3)%	(4.4)%
Impact of other income	0.2%	—%	—%	—%
Impact of depreciation and amortization	4.6%	5.0%	1.9%	1.9%
Impact of stock-based compensation	0.5%	0.8%	—%	—%
Impact of net gain on Tampa property sale	(1.3)%	—%	—%	—%
Impact of ERP implementation	0.2%	0.2%	0.2%	0.2%
Impact of professional fees related to management transition	—%	0.1%	—%	0.2%
Impact of severance	0.2%	0.3%	—%	—%
Impact of intangible asset impairment loss	—%	—%	2.2%	—%
Adjusted EBITDA margin (2)	5.2%	9.3%	1.0%	(2.1)%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, net gain on Port Lavaca South Yard property sale, ERP implementation, professional fees related to management transition, severance and intangible asset impairment loss. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows Summarized

(In Thousands)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
Net loss	$(4,365)	$(4,949)	$(17,875)	$(12,612)
Adjustments to remove non-cash and non-operating items	16,248	7,249	32,641	27,413
Cash flow from net loss after adjusting for non-cash and non-operating items	11,883	2,300	14,766	14,801
Change in operating assets and liabilities (working capital)	33,796	(1,836)	2,412	(5,236)
Cash flows provided by operating activities	$45,679	$464	$17,178	$9,565
Cash flows (used in) provided by investing activities	$(3,221)	$(3,549)	$2,170	$(9,704)
Cash flows (used in) provided by financing activities	$(15,401)	$4,132	$7,806	$(8,370)

Capital expenditures (included in investing activities above)	$(2,231)	$(3,957)	$(8,909)	$(14,584)

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows

(In Thousands)

(Unaudited)

	Year ended December 31,
	2023	2022
Cash flows from operating activities
Net loss	$(17,875)	$(12,612)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	18,844	20,915
Amortization of ROU operating leases	6,763	4,813
Amortization of ROU finance leases	5,034	3,142
Write-off of debt issuance costs upon debt modification	119	—
Amortization of deferred debt issuance costs	1,616	424
Deferred income taxes	(103)	13
Stock-based compensation	2,042	2,754
Gain on disposal of assets, net	(8,455)	(4,970)
Intangible asset impairment loss	6,890	—
Allowance for credit losses	(109)	322
Change in operating assets and liabilities:
Accounts receivable	14,129	(28,660)
Income tax receivable	(224)	3
Inventory	(729)	(1,485)
Prepaid expenses and other	(55)	1,645
Contract assets	(37,619)	(15,374)
Accounts payable	(4,507)	39,370
Accrued liabilities	11,817	(6,630)
Operating lease liabilities	(6,807)	(4,748)
Income tax payable	48	(79)
Contract liabilities	26,359	10,722
Net cash provided by operating activities	17,178	9,565
Cash flows from investing activities:
Proceeds from sale of property and equipment	11,079	4,880
Purchase of property and equipment	(8,909)	(14,584)
Net cash provided by (used in) investing activities	2,170	(9,704)
Cash flows from financing activities:
Borrowings on credit	106,958	24,000
Payments made on borrowings on credit	(104,431)	(28,274)
Proceeds from failed sale-leaseback arrangement	14,702	—
Proceeds from sale-leaseback financing	2,397	—
Loan costs from Credit Facility	(6,537)	(664)
Payments of finance lease liabilities	(4,791)	(2,992)
Payments related to tax withholding for share-based compensation	(492)	(440)
Net cash provided by (used in) financing activities	7,806	(8,370)
Net change in cash, cash equivalents and restricted cash	27,154	(8,509)
Cash, cash equivalents and restricted cash at beginning of period	3,784	12,293
Cash, cash equivalents and restricted cash at end of period	$30,938	$3,784

Orion Group Holdings, Inc. and Subsidiaries

Condensed Balance Sheets

(In Thousands, Except Share and Per Share Information)

	December 31,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,938	3,784
Accounts receivable:
Trade, net of allowance for credit losses of $361 and $606, respectively	101,229	106,758
Retainage	42,044	50,873
Income taxes receivable	626	402
Other current	3,864	3,526
Inventory	2,699	2,862
Contract assets	81,522	43,903
Prepaid expenses and other	8,894	8,229
Total current assets	271,816	220,337
Property and equipment, net of depreciation	87,834	100,977
Operating lease right-of-use assets, net of amortization	25,696	14,978
Financing lease right-of-use assets, net of amortization	23,602	15,839
Inventory, non-current	6,361	5,469
Intangible assets, net of amortization	—	7,317
Deferred income tax asset	26	70
Other non-current	1,558	2,168
Total assets	$416,893	$367,155
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$13,453	$34,956
Accounts payable:
Trade	80,294	87,605
Retainage	2,527	1,198
Accrued liabilities	37,074	18,466
Income taxes payable	570	522
Contract liabilities	64,079	37,720
Current portion of operating lease liabilities	9,254	4,738
Current portion of financing lease liabilities	8,665	4,031
Total current liabilities	215,916	189,236
Long-term debt, net of debt issuance costs	23,740	716
Operating lease liabilities	16,632	11,018
Financing lease liabilities	13,746	11,102
Other long-term liabilities	25,320	17,072
Deferred income tax liability	64	211
Total liabilities	295,418	229,355
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 33,260,011 and 32,770,550 issued; 32,548,780 and 32,059,319 outstanding at December 31, 2023 and December 31, 2022, respectively	333	328
Treasury stock, 711,231 shares, at cost, as of December 31, 2023 and December 31, 2022, respectively	(6,540)	(6,540)
Additional paid-in capital	189,729	188,184
Retained loss	(62,047)	(44,172)
Total stockholders’ equity	121,475	137,800
Total liabilities and stockholders’ equity	$416,893	$367,155